Exhibit 5.1

Ryan Sansom

+1 617 937 2335

rsansom@cooley.com

August 14, 2026

Delcath Systems, Inc.

566 Queensbury Avenue

Queensbury, New York 12804

Re: Delcath Systems, Inc. – Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering by the Company of up to 1,800,000 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”) issuable pursuant to the Company’s Omnibus 2020 Equity Incentive Plan, as amended (the “2020 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the 2020 Plan, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect and (d) such other records, documents, opinions, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the 2020 Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP 500 Boylston Street, 14th Floor, Boston, MA (t) 617 937 2300 (f): 617 937 2400 cooley.com

August 14, 2026

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Ryan Sansom
Ryan Sansom

Cooley LLP 500 Boylston Street, 14th Floor, Boston, MA (t) 617 937 2300 (f): 617 937 2400 cooley.com